Shares Listed: Toronto Stock Exchange – Ticker Symbol – ARZ American Stock Exchange – Ticker Symbol – AZK U.S. Registration: (File #0-22672) Form 20-F News Release Issue No. 19 – 2005	Suite 900- 510 Burrard Street, Vancouver, British Columbia Canada V6C 3A8 Tel: (604) 687-6600 Toll Free: 1-888-411-GOLD Fax: (604) 687-3932 Email: info@aurizon.com Web Site: www.aurizon.com

August 23, 2005

FOR IMMEDIATE RELEASE

Project Financing Mandate Awarded for Aurizon’s Casa Berardi Project

Aurizon Mines Ltd. is pleased to announce that it has awarded BNP Paribas ("BNPP") an exclusive mandate to arrange and underwrite a debt financing facility to complete the construction and start-up of the Company’s 100% owned Casa Berardi Gold Mine Project located in northwestern Quebec, Canada.  BNPP is a AA rated, world class financial institution with assets in excess of US$1,000 billion and a full range of product and distribution capabilities, including a dedicated group specializing in providing project finance services to the energy, metals and mining industries.  A market leader, BNPP ranked as the number one mandated lead arranger and arranger of project finance worldwide in 2004.

“This has been a pivotal year for the Company.” said David Hall, President and C.E.O. of Aurizon. “Securing the mandate for the debt financing facility to see Casa Berardi through to commercial production will mark another important milestone.  The low risk nature of the Project attracted extremely competitive proposals from several banks and we appreciate their strong interest in financing the Project.  We are delighted to be working with BNPP in this final stage of developing Casa Berardi to be Canada’s next gold mine.”

Aurizon has also engaged Roscoe Postle Associates Inc. ("RPA") to audit and integrate the Company’s recently completed internal feasibility study into an Updated Feasibility Study, which will take into account the higher grade lower portion of Zone 113, below the 700 metre level.  This independent, National Instrument 43-101 compliant, technical report is expected to be completed by the end of September, 2005.

Construction of the surface infrastructure is on budget and on schedule, and shaft sinking will commence in early September 2005.  Underground development is also on budget and on schedule for commercial production to commence in the fourth quarter of 2006.  As at June 30, 2005, Aurizon had cash and working capital in excess of $25 million.

Aurizon is a Canadian-based gold development company, with activities in the Abitibi region of northwestern Quebec, one of the world’s most prolific gold and base metal regions.  Pre-production construction is currently underway and production at the Casa Berardi Project is anticipated to commence in late 2006.  Casa Berardi is accessible by road, has mining permits in place and is on the Hydro Quebec power grid.  Aurizon shares trade on the Toronto Stock Exchange under the symbol “ARZ” and on the American Stock Exchange under the symbol “AZK”.

For further information, contact David P. Hall, President or Patrick D. Soares, Manager, Investor Relations at
Telephone: (604) 687-6600; Toll Free: 1-888-411-GOLD; Fax: (604) 687-3932;
Web Site: www.aurizon.com; Email: info@aurizon.com

This News Release contains “forward-looking statements”, including, but not limited to, statements regarding the Company’s expectations as to the market price of gold, strategic plans, future commercial production, production targets and timetables, mine operating costs, capital expenditures, work programs, exploration budgets and mineral reserve and resource estimates. Forward-looking statements express, as at the date of this report, the Company’s plans, estimates, forecasts, projections, expectations, or beliefs as to future events or results. Forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements. Factors that could cause results or events to differ materially from current expectations expressed or implied by the forward looking statements, include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks and hazards, environmental risks and hazards, uncertainty as to calculation of mineral reserves and resources, requirement of additional financing, risks of delays in construction and other risks more fully described in Aurizon’s Annual Report on Form 20-F filed as an alternative form of AIF with the Securities Commissions of the provinces of British Columbia, Ontario and Quebec, with the United States Securities and Exchange Commission, and with the Toronto Stock Exchange.